Exhibit 99.1

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") has declared a dividend in the amount of $952 per share of preferred stock, representing property operations for the quarter ended December 31, 2009.  The dividend will be payable on February 19, 2010 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property, a 34-story multi-tenant Class "A" office building containing approximately 629,054 square feet of rentable space, is located in Houston, Texas, and, as of December 31, 2009, was approximately 74% leased, unchanged from the prior quarter.  The renovations to the building have received favorable responses, especially during a recent luncheon held to showcase the newly-renovated Phoenix Tower to the office brokerage community.  Despite slow lease activity during this quarter, management continues to believe that the repositioned Phoenix Tower is a much more desirable office environment for prospective and existing tenants.

The Texas Workforce Commission reported that unemployment in the Houston area improved over the quarter, with a rate of 8.3% reported for December, a 0.2% decrease from September 2009.  If that trend continues, additional jobs in Houston could, over time, improve the pace of leasing activity.  Management believes that the global economic downturn, Hurricane Ike and the increase in unemployment from May 2008 through September 2009 are prolonging the time that it takes to re-lease the property.  Management continues to believe that the position of the property within the city’s office market is strong, and is optimistic that the existing vacant space will ultimately be leased to new tenants.  However, until the existing vacancy is re-leased, it is likely that we will continue to experience lower occupancy rates and, as a consequence, lower dividend yields.

As of the date of this letter, a total of $3.6 million has been drawn down on the $15 million revolving line of credit from Franklin Street Properties Corp. to cover capital improvement costs, as well as tenant improvement and commission costs.  At the current level of occupancy, the property is projected to produce enough income going forward to cover operating expenses and interest on an annual basis.

The Company’s annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC’s website.  However, a copy of the Annual Report will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Phoenix Tower Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*

06/30/2006	$1,534	$1,610,700	6.1%
09/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
03/31/2007	$1,809	$1,899,450	7.2%
06/30/2007	$1,751	$1,838,550	7.0%
09/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
03/31/2008	$1,505	$1,580,250	6.0%
06/30/2008	$ 240	$ 252,000	0.9%
09/30/2008	-0-	-0-	-0-
12/31/2008	$ 495	$ 519,750	2.0%
03/31/2009	$ 666	$ 699,300	2.7%
06/30/2009	$ 714	$ 749,700	2.9%
09/30/2009	$ 738	$ 774,900	3.0%
12/31/2009	$ 952	$ 999,600	3.8%

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.